Exhibit 14.1

COBRA ELECTRONICS CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

FOR OFFICERS, SENIOR FINANCIAL ACCOUNTING AND

FINANCIAL PERSONNEL AND DIRECTORS

Adopted February 22, 2006

DISCLAIMER

This Code of Business Conduct and Ethics is a statement of goals and expectations for individual and business conduct. It is not intended to make any guarantee as to the duration of your employment or the policies, procedures or benefits that Cobra Electronics Corporation may apply during the course of your employment. THIS CODE OF CONDUCT IS NOT, AND SHOULD NOT BE CONSTRUED AS, A CONTRACT OF EMPLOYMENT. Cobra does not create any contractual rights by issuing this Code of Business Conduct and Ethics.

INTRODUCTION

This Code of Business Conduct and Ethics covers officers and other senior financial and accounting personnel, including the principal financial officer, the principal accounting officer, the controller and those performing similar functions (collectively, “Covered Employees”) as well as directors of Cobra Electronics Corporation (“Cobra”). This Code of Business Conduct and Ethics summarizes long-standing principles of conduct Cobra follows to ensure our business is conducted with integrity and in compliance with the law. We all must make decisions and behave daily in a manner that strengthens our individual ethical foundation and, in turn, the ethical foundation of Cobra.

Every Covered Employee and director is expected to know and follow the policies outlined in this Code of Business Conduct and Ethics. Any Covered Employee who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

Ethics is not a concept that is discussed once a year or completely documented in a booklet. You will constantly be faced with personal and professional decisions that will require you to make sound, ethical decisions. Ultimately, no code of business conduct and ethics can replace the thoughtful behavior of an ethical employee or director.

This Code of Business Conduct and Ethics does not, and cannot, cover every situation in which you will be faced with ethical considerations. Situations may arise requiring careful and thoughtful consideration. If you have any questions about this Code of Business Conduct and Ethics or are concerned about conduct you believe violates Cobra’s policies or the law, you should consult directly with Cobra’s Vice President, Human Resources, our Corporate Compliance Officer. If you prefer, you may also make a report by calling 1-877-874-8416, a confidential toll-free number administered by SilentWhistle or by logging on to http://cobra.silentwhistle.com, a confidential website administered by SilentWhistle. If you contact SilentWhistle, either on the website or by phone, a confidential and anonymous report regarding any accounting or auditing matters is forwarded to the Audit Committee of the Board of Directors. All other matters are anonymously forwarded to the Corporate Compliance Officer.

Except for our Board of Directors or the Governance and Nominating Committee of our Board of Directors, no one at Cobra has the authority to make exceptions to these policies.

CONFLICT OF INTEREST

Business decisions must be made in Cobra’s best interest, not motivated by personal interest or gain. Therefore, you must avoid any actions that may involve, or that may reasonably be construed to involve, a conflict of interest with your Cobra business obligations. You should not have any relations, business or otherwise, with current, potential or former employees, suppliers, customers, or competitors, that might impair, or appear to impair, the independence of any judgment you render on behalf of Cobra.

A “conflict of interest” occurs when an individual’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with Cobra’s interests. A conflict of interest situation can arise when a Covered Employee or director takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when a Covered Employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Cobra, regardless of whether such benefits are received from Cobra or a third party. Loans to, or guarantees of obligations of, Covered Employees and directors and their respective family members are of special concern. Federal law currently prohibits Cobra from making loans to directors and executive officers.

It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, Covered Employees and directors must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to the Corporate Compliance Officer.

CORPORATE OPPORTUNITIES

Covered Employees and directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to Cobra or are discovered through the use of Cobra property, information or position; (b) using Cobra property, information or position for personal gain; and (c) competing with Cobra. Covered Employees and directors owe a duty to Cobra to advance its legitimate interests when the opportunity to do so arises.

COMPANY DATA, RECORDS AND REPORTS

You must prepare all company business data, records, and reports, accurately and truthfully. These include both everyday documents, such as expense reports, test reports, time records, benefits applications, manufacturing records, and accounting entries, as well as documents pertaining to specific transactions such as cost estimates, contract proposals, and other presentations to management, customers and the public. It is critically important that those who rely on these records and reports (e.g., our managers, investors, creditors, customers, auditors and other key decision makers) have complete and accurate information.

Cobra records must be kept in a way that will ensure an accurate, auditable record of all financial transactions is maintained in accordance with generally accepted accounting principles. No entry should be made on Cobra’s books and records that intentionally hides or disguises the true nature of any transaction. All employees, officers and directors are encouraged to submit any concerns that they may have regarding the accounting, internal accounting controls, or auditing matters of Cobra to the Audit Committee of the Board of Directors by sending correspondence (marked “Confidential”) addressed to: Chairperson of the Audit Committee, Cobra Electronics Corporation, 6500 W. Cortland Street, Chicago, Illinois 60707. If you prefer, you may also make a report by calling 1-877-874-8416, a confidential toll-free number administered by SilentWhistle or by logging on to http://cobra.silentwhistle.com, a confidential website administered by SilentWhistle. If you contact SilentWhistle, either on the website or by phone, a confidential and anonymous report regarding any accounting or auditing matters is forwarded to the Audit Committee of the Board of Directors. We want to assure you that you have no need to fear retaliation or retribution for having acted in good faith in reporting your concerns.

Cobra’s records are to be maintained as confidential until such time as Cobra’s management determines that such information is to be disclosed to the public. Information contained in Cobra’s records shall be disclosed only in the manner deemed appropriate by management. It is essential that the confidentiality of material information be strictly maintained within Cobra by all persons who may have access to that information, regardless of title or position.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Covered Employees and directors must comply fully with all applicable foreign, federal, state and local laws, rules and regulations that govern Cobra’s business conduct, including, without limitation, antitrust laws, employee health and safety laws, environmental laws, insider trading laws and the Foreign Corrupt Practices Act.

Insider Trading Laws

In general, Covered Employees and directors who have access to, or knowledge of, material nonpublic information from or about Cobra are prohibited from buying, selling or otherwise trading in Cobra’s stock or other securities. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities. As a condition of employment and, as applicable, board membership, you are prohibited from buying or selling Cobra stock based on material nonpublic information. You are further prohibited from selling Cobra stock “short” at any time. You also should not buy or sell Cobra stock for at least three business days after material nonpublic information is released to the public.

Covered Employees and directors in possession of material nonpublic information also are prohibited from giving “tips”, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in Cobra’s stock or other securities. Furthermore, if, during the course of your service with Cobra, you acquire material nonpublic information about another company, such as one of our customers or suppliers, or you learn that Cobra is planning a major transaction with another company (such as an acquisition), you are restricted from trading in the securities of the other company or providing “tips” to others regarding the other company.

Such “insider trading” is both unethical and illegal, with criminal penalties of up to $5 million and a jail term of up to twenty (20) years, as well as civil penalties of up to three times the illegal profit gained or loss avoided.

Foreign Corrupt Practices Act

In general, the Foreign Corrupt Practices Act (“FCPA”) prohibits Cobra from making or offering to make payments or promises to foreign governments, foreign officials, foreign political parties, candidates for foreign political office and other persons known to be conduits to such recipients if the purpose of such payment or promise is to obtain or retain business or to direct business to any other person. Both civil and criminal liability is imposed for violations of the FCPA requirements and prohibitions.

COMPANY FUNDS AND PROPERTY

You are personally responsible and accountable for the proper expenditure of Cobra’s funds, including Cobra’s money spent as travel expenses. You are also responsible for the proper use of Cobra’s property over which you have control. Such property includes, without limitation, intellectual property such as the Cobra name, logos, trademarks, patents, copyrights, confidential information, ideas, plans and strategies, as well as all funds and property that have been entrusted to your custody by customers and others who do business with Cobra. Cobra property may not be used for personal benefit, or sold, loaned, given away, or otherwise disposed of, regardless of condition or value, without proper authorization.

When transferred, granted leave, or terminated, you may not remove from a work location any office equipment, company credit cards, keys, files, literature, computer systems or other materials designated as Cobra property without permission of your supervisor. All equipment issued to you, including office keys and credit cards, must be returned immediately upon your leaving Cobra’s employment.

At any time upon request, but in no event later than the date you leave the employ of Cobra for any reason, you agree to deliver and not to keep in your possession or deliver to anyone else, any and all drawings, prints, notes, memoranda, specifications, or other documents and copies thereof, and physical devices and reproductions of the same, containing or disclosing any matter pertaining, but not limited to, inventions, discoveries, developments, know-how, patents, trade secrets, confidential information, and product, sales or business information may be in your possession, custody, or control.

RELATIONSHIPS WITH SUPPLIERS, CONTRACTORS, CUSTOMERS

Cobra’s policy is to treat all of its suppliers, contractors and customers fairly and honestly at all times. No Covered Employee or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

Products produced, marketed and/or distributed by Cobra or any of its divisions must conform to the standards for such product established by independent industry associations and grading bureaus, customs of the trade, or agreed upon customer specifications. Products failing to meet such standards or specifications may not knowingly be approved for sale or distribution without the specific approval of the customer.

Covered Employees may not suggest or imply to any supplier, contractor or customer that purchases by, or sales to, Cobra, as the case may be, are dependent upon such supplier, contractor or customer purchasing from, or selling to, Cobra (i.e., tie-in transactions).

Covered Employees and directors must respect the confidentiality of any information specifically given to them in confidence by suppliers, contractors and customers with respect to disclosure to any third parties other than Cobra or as may be required by law.

CONFIDENTIAL INFORMATION

Covered Employees and directors must maintain the confidentiality of all information entrusted to them by Cobra, our customers or suppliers, or others with whom we may conduct business, except when disclosure of such information is specifically authorized by Cobra’s management or required as a matter of law.

Confidential information includes any information that has not been made available to the public that provides insight into our prior, current or anticipated business activities. It includes, without limitation, unpublished sales and earnings results, records, practices, letters, plans, drawings, and computer programs and it may concern new development projects, marketing plans, cost data, customer or supplier negotiations, or other information regarding company matters. Confidential information also includes important nonpublic information about other companies with which we have dealings, including suppliers, distributors and customers.

Confidential information should be shared with other Cobra employees on a “need to know” basis only. You should not share confidential information with friends, relatives or other non-employees, nor should you discuss confidential matters in public places, such as elevators, public transportation (including airplanes) or restaurants. Any use of confidential information outside of Cobra and/or for personal gain is strictly prohibited.

EQUAL EMPLOYMENT OPPORTUNITY

Cobra’s policy is to select, place and work with all our employees without discrimination based on race, color, national origin, gender, age, religion, physical or mental disability, ancestry, marital status, unfavorable discharge from the military (except dishonorable), veteran’s status or actual or perceived sexual orientation. Equal opportunity is one of Cobra’s firmest and most basic beliefs.

Further, it is the responsibility of each of us to help Cobra provide a work atmosphere free of harassing, abusive, disrespectful, disorderly, disruptive or other unprofessional conduct. Harassment in any form, sexual or otherwise, verbal or physical, by any employee or director will not be tolerated. Cobra’s Anti-Harassment Policy is set forth more completely in our Policy Manual. All employees and directors are required to comply with Cobra’s Anti-Harassment Policy. A violation of this policy will be treated with appropriate discipline, up to and including termination.

PUBLIC COMPANY REPORTING

As a result of our status as a public company, Cobra is required to file periodic and other reports with the Securities and Exchange Commission. Cobra takes its public disclosure responsibility seriously. Covered Employees and directors of Cobra must take all reasonable steps to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding Cobra’s financial and business condition. Covered Employees and directors must promptly bring to the attention of the Audit Committee any information they may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect Cobra’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in Cobra’s financial reporting, disclosures or internal controls.

All employees and directors are encouraged to submit any concerns that they may have regarding the disclosures made by Cobra in its public filings or the accounting, internal accounting controls, or auditing matters of Cobra to the Audit Committee of the Board of Directors by sending correspondence (marked “Confidential”) addressed to: Chairperson of the Audit Committee, Cobra Electronics Corporation, 6500 W. Cortland Street, Chicago, Illinois 60707, or by calling 1-877-874-8416, a confidential toll-free number administered by SilentWhistle or logging on to http://cobra.silentwhistle.com, a confidential website also administered by SilentWhistle. All submissions by employees of concerns regarding questionable accounting or auditing matters are forwarded to the Audit Committee of the Board of Directors on a confidential and anonymous basis.

PROCEDURES FOR DEALING WITH POSSIBLE VIOLATIONS

All Covered Employees and directors have a duty to adhere to this Code of Business Conduct and Ethics. Cobra encourages all Covered Employees and directors to raise questions in all cases where there is some uncertainty as to what may be considered unethical conduct. Cobra not only encourages, but also considers it the obligation of all employees, to report violations of the Code of Business Conduct and Ethics.

If you are uncertain about what is proper conduct in a particular situation, or you are concerned about your own conduct, it is your obligation to contact at least one of the following persons:

•	the Vice President, Human Resources/Corporate Compliance Officer of Cobra;

•	the President and Chief Executive Officer of Cobra;

•	the Chief Financial Officer of Cobra; or

•	the Chairperson of the Audit Committee of the Board of Directors.

If you believe that any Cobra employee may have violated the Code, it is your obligation to contact at least one of the persons listed above or to anonymously contact:

•	SilentWhistle by calling 1-877-874-8416, a confidential toll-free number; or

•	SilentWhistle by logging on to http://cobra.silentwhistle.com, a confidential website.

Employees, officers or directors will not be penalized for making a good-faith report of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct, nor will we tolerate retaliation of any kind against anyone who makes a good-faith report. Any employee, officer or director who submits an intentionally false report of a violation, however, will be subject to corrective action. If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.

If the result of an investigation indicates that corrective action is required, the Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, referral to outside authorities, legal proceedings and corrective action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Business Conduct and Ethics, and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved (as determined by the Board of Directors), suspension with or without pay or benefits (as determined by the Board of Directors) and termination of the individual’s employment (as determined by the Board of Directors). In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.

RELATIONSHIP TO POLICY MANUAL

This Code of Business Conduct and Ethics does not supersede, change, alter or replace the existing policies and procedures already in place as stated in Cobra’s Policy Manual or otherwise communicated to Cobra’s employees, officers and directors. Certain policies referred to herein are contained in their entirety in the Policy Manual, and Covered Employees and directors are instructed to refer to the Policy Manual for a copy of those policies and required reporting procedures. The Policy Manual contains information that is proprietary and confidential, and Cobra hereby expressly denies waiving any right to assert claims that the contents of the Policy Manual are proprietary and/or confidential.

AMENDMENT, MODIFICATION AND WAIVER

This Code of Business Conduct and Ethics may be amended, modified or waived by Cobra’s Board of Directors or the Governance and Nominating Committee of Cobra’s Board of Directors. Any change to or waiver of this Code of Business Conduct and Ethics for Covered Employees or directors must be disclosed promptly to our stockholders by a Form 8-K filing or by publishing a statement on our website.

ACKNOWLEDGMENT

Each Covered Employee and director of Cobra is accountable for knowing and abiding by the policies contained in this Code of Business Conduct and Ethics. Cobra may require that its Covered Employees and directors sign an acknowledgment confirming that they have received and read this Code of Business Conduct and Ethics, understand them and are complying with them.